Exhibit 99.1

FOR INQUIRIES, CONTACT:

Robert Houghton, Vice President of Investor Relations and Treasury

Email: robert.houghton@chrobinson.com

Adrienne Brausen, Investor Relations Associate

Email: adrienne.brausen@chrobinson.com

Robert Ezrilov to Retire from C.H. Robinson Board of Directors

Minneapolis, Minnesota, August 24, 2018 – C.H. Robinson (NASDAQ: CHRW) today announced that Robert Ezrilov has announced his intention to retire from the company Board of Directors, effective September 30, 2018. “We thank Bob for his many outstanding contributions to C.H. Robinson during his Board tenure,” said John Wiehoff, Chairman and Chief Executive Officer. “He has served our shareholders well, and we are grateful for his contributions to C.H. Robinson’s success. We wish him all the best in his future endeavors.”

“I am extremely proud of what C.H. Robinson has accomplished over the last 23 years,” said Ezrilov. “I am confident that C.H. Robinson is well positioned to enjoy continued success in the years ahead.”

Ezrilov, 73 years old, has been a director of the company since 1995. He is currently a consultant to BNG Management Company (an investment management company). From 1997 to 2001, he was President of Metacom, Inc. From 1995 to 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science degree in Business at the University of Minnesota.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 120,000 customers and 73,000 active contract carriers through our integrated network of offices and over 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson

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